UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2005

@Road, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-31511	94-3209170
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

47071 Bayside Parkway, Fremont, CA 94538

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code 510-668-1638

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations.

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2005, the Board of Directors of @Road, Inc. (the “Company”) approved new annual base salaries, granted stock options and determined target performance-based bonuses by which compensation to some of the Company’s named executive officers will be determined with respect to the period from October 1, 2005 through September 30, 2006.

Below are summaries of the changed compensation packages for the named executive officers:

Name and Title	Annual Salary	Stock Options(1)	Performance Bonus Target(2)
Krish Panu Chairman of the Board, Chief Executive Officer and President	$325,000	80,000	$240,000
Thomas Allen Chief Operating Officer and Executive Vice President	$235,000	50,000	$150,000
Michael Walker Chief Technology Officer and Executive Vice President	$225,000	50,000	$150,000
Alan Park Chief Sales Officer and Senior Vice President	$210,000	30,000	$150,000

(1)           The stock option is for shares of the Company’s common stock with a per share exercise price equal to the fair market value on August 22, 2005 (the “Grant Date”), or $3.90; ten percent of which vests on the first annual anniversary of the Grant Date, thirty percent of which vests on the second annual anniversary of the Grant Date, thirty percent of which vests on the third annual anniversary of the Grant Date and thirty percent of which vests on the fourth annual anniversary of the Grant Date.

(2)           Except for Mr. Park, the performance bonus is to be paid quarterly based on the attainment of personal and Company performance objectives. Mr. Park’s performance bonus is to be paid quarterly based on attainment of objectives set forth in a sales commission plan for 2005.

The compensation package for Mr. Michael Martini, the Company’s Chief Financial Officer and Senior Vice President, was not amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

@Road, Inc.
(Registrant)

Date: August 23, 2005	By:	/s/ Krish Panu
Krish Panu
Chief Executive Officer